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                     UNITED STATES                    OMB APPROVAL
            SECURITIES AND EXCHANGE COMMISSION        --------------------------
                  Washington, D.C. 20549              OMB Number: 3235-0145
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                                                      Expires: December 31, 2005
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                                                      Estimated average burden
                                                      hours per response. . . 11
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                        SCHEDULE 13G

          Under the Securities Exchange Act of 1934

                 (Amendment No. __________)*

                   Liberty Property Trust
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                      (Name of Issuer)

                        Common Stock
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               (Title of Class of Securities)

                          531172104
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                       (CUSIP Number)

                      December 31, 2007
------------------------------------------------------------
   (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [X]   Rule 13d-1(b)

    [ ]   Rule 13d-1(c)

    [ ]   Rule 13d-1(d)


_____________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 531172104
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1.  NAMES OF REPORTING PERSONS
    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Abbey National Securities Inc., 400 Atlantic St, Stamford, CT 06901
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ]
                                                                        (b) [ ]
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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION
           Stamford, CT, USA
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   NUMBER OF       5.     SOLE VOTING POWER
    SHARES                     4,875,600 shares
 BENEFICIALLY     --------------------------------------------------------------
   OWNED BY        6.     SHARED VOTING POWER
     EACH         --------------------------------------------------------------
   REPORTING       7.     SOLE DISPOSITIVE POWER
  PERSON WITH     --------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,875,600 shares
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10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
    Instructions)                                                           [ ]
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.3%
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12. TYPE OF REPORTING PERSON (See Instructions)
           Abbey National Securities Inc                             BD
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
Schedule 13G

Item 1
(a)  Liberty Property Trust
(b)  Great Valley Corporate Center
     500 Chesterfield Parkway
     Malvern, PA 19355

Item 2
(a)  Abbey National Securities Inc.
(b)  400 Atlantic Street
     Stamford, CT 0691
(c)  USA
(d)  Common
(e)    531172104

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13-2(b) or (c), check whether the person filing is a:

(a)           X    Broker or dealer registered under Section 15 of the Act
                   (15 U.S.C. 78o)

Item 4. Ownership
(a)  4,875,600
(b)  5.3%
(c)
     (i)  4,875,600
     (ii)         0
     (iii)        0
     (iv)         0

Item 5. Ownership of five Percent or less of a class

        not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         not applicable

Item 8.  Identification and Classification of Members of a Group

         not applicable

Item 9.  Notice of Dissolution of Group

         not applicable

Item 10. Certification

(a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

February 14, 2008
---------------------------
Date

/s/ Robert Ferrari
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Signature

Robert Ferrari, President
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Name/Title